Exhibit 10.68

FIFTH AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

BETWEEN FOSTER WHEELER INC.

AND

BETH B. SEXTON

This FIFTH AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Company”), and BETH B. SEXTON (the “Executive”), dated as of April 7, 2008 (the “Agreement”), is made and entered into effective as of January 1, 2013 (the “Amendment Effective Date”).

WHEREAS, Foster Wheeler Ltd. entered into the Agreement with the Executive;

WHEREAS, the Company thereafter assumed the Agreement from Foster Wheeler Ltd. on or about February 9, 2009, and the Company and the Executive entered into a (i) First Amendment to the Agreement, effective January 18, 2010, (ii) Second Amendment to the Agreement, effective May 4, 2010, (iii) Third Amendment to the Agreement, dated February 22, 2011, and (iv) Fourth Amendment to the Agreement, dated October 29, 2012;

WHEREAS, the Company desires to eliminate the gross-up it provides for taxable income on certain perquisites under the Agreement; and

WHEREAS, pursuant to Section 9.6 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement is amended as follows:

1. Agreement Section 3.7 is hereby revised to read in its entirety as follows:

“3.7 Perquisites. During the Term, the Executive shall be provided by the Company with the following perquisites:

3.7.1 an annual physical examination;

3.7.2 an annual automobile allowance based upon the current Company policy; and

3.7.3 home office equipment and associated services for business use in Executive’s homes not to exceed $5,000 per year.

In addition, the Company shall reimburse the Executive for relocation expenses as per the Company’s policy but only to the extent the Executive has not negotiated for a relocation expense addressed in the Company’s policy. If a relocation expense is addressed in both the policy and the Agreement, the Agreement’s terms will govern.”

As of the Amendment Effective Date, the Executive shall not be eligible to receive a gross-up for taxable income on the perquisites provided under this Section 3.7. For the avoidance of doubt, the elimination of the gross-up for taxable income in this Section 3.7 shall not affect the Executive’s gross-up on taxable income to the extent the Executive is eligible for a gross-up under another section of the Agreement, including, without limitation, Section A-3(c)(ix) of the Addendum to the Agreement.

2. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to the Agreement effective as of the date first written above.

FOSTER WHEELER INC.

By:	/s/ J. Kent Masters
Name:	J. Kent Masters
Title:	President & CEO

By:	/s/ Beth B. Sexton
BETH B. SEXTON

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